Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112 Senior Vice President/ Chief Financial Officer
Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moody, Dow Jones, Investor Relations Service

June 29, 2004        9:45 a.m.                    Traded: NASDAQ                 Symbol: UBSH

UNION BANKSHARES ANNOUNCES STOCK REPURCHASE AUTHORIZATION

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares (Nasdaq: UBSH - News) is pleased to announce its Board of Directors has authorized management to purchase up to 150,000 shares of the Company’s common stock on the open market with such authorization expiring May 31, 2005. While the Company’s management has not yet determined how many, if any, shares it might purchase subject to this authorization, it is anticipated that any repurchased shares will be used primarily for general corporate purposes, including the dividend reinvestment plan, incentive stock option plan and other employee benefit plans. Under prior authorizations, Union Bankshares Corporation repurchased 174,000 shares in 1999-2003.

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (21 locations in the counties of Caroline, Hanover, Henrico, King George, King William, Spotsylvania, Stafford, Westmoreland and the City of Fredericksburg), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Guaranty Bank (7 location in the counties of Albemarle, Fluvanna and Nelson and the City of Charlottesville), Rappahannock National Bank in Washington, Virginia and Bank of Williamsburg in Williamsburg and Newport News. Union Bank & Trust also operates loan production offices in Manassas and Richmond, Virginia. In addition to banking services, Union Investment Services, Inc. provides full brokerage services and Mortgage Capital Investors provides a full line of mortgage products.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.